Exhibit 99.1

For Immediate Release	Contact: Tara G. Frier
November 16, 2006	781-784-5381

Michael Sheehan Resigns as Chairman of Service Bancorp, MHC

MEDWAY, MA…Pamela J. Montpelier, president and CEO of Strata Bank, today announced that Michael Sheehan of Medway, chairman of the bank’s holding companies, Service Bancorp, Inc. (OTC Bulletin Board: SERC) and Service Bancorp, MHC, and a director of Strata Bank, has resigned his positions effective November 13, 2006. Sheehan was named chairman in 2003 and served as corporator for over 13 years.

Eugene Liscombe, will serve as acting chairman of Service Bancorp Inc. until a new successor is named. Liscombe has been associated with Strata Bank for nearly 30 years. He has been a bank corporator since 1978 and was elected trustee in 1991.

“I want to thank Mike for all that he has done for us as both a corporator and as chairman,” said Montpelier. “His enthusiasm and community spirit have helped our bank grow and thrive. We wish him all the best in his new endeavors, and will miss his many contributions to our team.”

“I cannot say enough wonderful things about Strata and all the people I’ve encountered in my years of service to the company,” said Sheehan. “The friendships I’ve made and knowledge I’ve gained will remain with me always.”

Established in 1871, Strata Bank has assets in excess of $400 million and operates eight full-service offices in Bellingham, Franklin, Hopkinton, Medfield, Medway, Milford and Millis. Strata Bank also operates a specialized branch that serves the Forge Hill Senior Living Community in Franklin. Nationally known bank-rating companies have consistently awarded Strata Bank excellent ratings for financial strength. Strata Bank is an FDIC and DIF insured institution.